Exhibit 10.38

SEISMIC AND FARMOUT OPTION CONTRACT

Carbon County, WY

THIS SEISMIC AND FARMOUT OPTION CONTRACT (this “Contract”) is entered into effective on October 22, 2012, between Anadarko E & P Company LP and Anadarko Land Corp. (collectively referred to as "Anadarko"), with an office in Denver, Colorado, hereinafter sometimes referred to as "Farmor", and Armada Oil, Inc., with an office in Houston, TX, hereinafter sometimes referred to as "Operator".

W I T N E S S E T H, T H A T:

WHEREAS, Farmor is the owner of the oil and gas mineral estate (hereafter called “Oil and Gas Estate”) underlying the following described lands located in Carbon County, WY, to-wit:

Township 19 North, Range 80 West, 6th P.M.

Section 1: Lots 1 (40.29 ac.), 2 (40.85 ac.), 3 (41.41 ac.), 4 (41.97 ac.), S/2N/2

Township 20 North, Range 79 West, 6th P.M.

Section 7: Lots 3 (46.28 ac.), 4 (46.46 ac.), E/2SW/4, SE/4, S/2NE/4

Section 9: W/2NW/4, S/2

Section 15: W/2

Section 17: All

Section 19: Lots 1 (46.9 ac.), 2 (46.85 ac.), 3 (46.75 ac.), 4 (46.65 ac.), E/2W/2, E/2

Section 21: All

Section 27: W/2

Section 29: All

Section 31: Lots 1 (46.57 ac.), 2 (47.59 ac.), 3 (48.61 ac.), 4 (49.63 ac.), E/2W/2, E/2

Section 33: N/2, W/2SW/

Township 20 North, Range 80 West, 6th P.M.

Section 11: SE/4

Section 13: All

Section 15: S/2NE/4, S/2

Section 21: E/2

Section 23: All

Section 25: All

Section 27: N/2, SE/4

Section 35: N/2, SE/4

Carbon County, WY

WHEREAS, said lands are hereinafter sometimes referred to collectively as the “Contract Acreage”; and

WHEREAS, Operator proposes to conduct a 3D seismic survey (hereafter called the "3D Survey") over and across the Contract Acreage, among other lands, collectively hereinafter referred to as the "3D Survey Lands"; and

WHEREAS, Farmor is willing to grant to Operator the right to go upon the Contract Acreage to conduct such 3D Survey; and

WHEREAS, should Operator successfully Complete, as hereinafter defined, an Initial or Option Test Well, as hereinafter defined, as a well capable of production in paying quantities, as hereinafter defined, Farmor has agreed to grant to Operator and Operator has agreed to accept from Farmor an oil and gas lease, as hereinafter defined, covering Farmor’s interest in the drillsite Section for the applicable Test Well, on the terms, covenants and conditions hereinafter set forth.

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NOW, THEREFORE, in consideration of the premises and agreements hereinafter contained, to be performed by the parties hereto, it is agreed between the parties as follows:

1.	3D SURVEY

1.1  Mineral Permit: Within ten (10) days after the execution of this Contract, Farmor will execute in favor of Operator a mineral permit ("Permit") in the form attached hereto as Exhibit "A", granting Operator the non-exclusive right until May 1, 2013, to enter upon and conduct the 3D Survey operations on and across the Contract Acreage. In the event Operator does not finish the 3D Survey on or before May 1, 2013, this Contract and the rights and options granted herein shall automatically terminate, and Farmor shall have no further obligations to Operator. For the purpose of this Contract, the 3D Survey shall be deemed "finished" when field operations of the 3D Survey are completed.

All access to the Contract Acreage and operations conducted in connection with the 3D Survey shall be in accordance with and as prescribed in the Permit, it being the intent that all rights, obligations, liabilities and restrictions contained within the Permit are incorporated herein.

All 3D Survey operations shall be conducted at the sole risk, cost and expense of Operator, its agents and contractors.

1.2  3D Survey Data: Operator, in consideration of the Permit herein granted, agrees to deliver to Anadarko, at Operator's cost, a copy of the results of the data acquired in connection with the entire 3D Survey and not just insofar as it relates to the Contract Acreage ("Data"). The Data shall include but not be limited to the following:

a) Shotpoint basemap of the 3D Survey.

b) Field tapes for all shotpoints on DLT media.

c) 3D Survey Data on CD in SP2 or Seg-P1 format, including source and receiver positions and final CDP bin locations.

d) All observer logs and other support documentation including the final acquisition report.

e) Final migrated volume on DLT media.

f) All final processed versions of the Data with processing flow included for each volume. This shall also include the final processing report.

g) If generated, shot records (or CDP gathers) with geometry information written to the headers.

Operator shall deliver the Data to Anadarko within forty-five (45) days of its availability. The Data will be delivered pursuant to a License Agreement in the form attached to the Mineral Permit. If Operator fails to provide Anadarko with the Data by the date set forth above, this Contract shall immediately terminate.

2.	TEST WELLS:

2.1  Commitment to Drill: On or before August 1, 2013, Operator shall make the commitment to drill a test well at a legal location of its choice on the Contract Acreage (“Initial Test Well”). Failure to make such a commitment to drill the Initial Test Well shall terminate this Contract and Operator shall be deemed to have forever relinquished its right to acquire any interest in Farmor's Contract Acreage under this Contract.

3.	INITIAL TEST WELL:

3.1 Initial Test Well: On or before October 1, 2013 Operator shall commence the actual drilling of a Test well located on the Contract Acreage ("Initial Test Well"). Said well shall be drilled diligently, without unnecessary delay, and in a workmanlike manner to the base of the Tensleep Formation defined as the stratigraphic equivalent of 7,854’ as found in the Horne Bros. 4 well located in the NE/4SW/4 Section 11-T20N-R79W (“Initial Contract Depth”), and shall be Completed if a well capable of production in paying quantities, or plugged and abandoned if a dry hole, in accordance with all applicable laws, rules and regulations and this contract. Operator shall notify Farmor in writing of the commencement of actual drilling operations for the Initial Test Well within ten (10) days prior to such commencement, furnishing a copy of the surveyor's Plat of Location. For purposes of this Contract, the term “Complete(s)”, “Completed” or “Completion” shall mean operations to complete a well as a producer of oil and/or gas, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing.

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3.2  References to "Test Well": For all purposes of this Contract, EXCEPT as provided in Section 3.9 (Farmor's Right to Take Over Test Wells), the term "Test Well" shall refer to the drilling of the Initial Test Well.

3.3 Continuous Option Test Well(s): Upon Completion or abandonment of the Initial Test Well in the time and manner herein provided, and upon furnishing to Farmor the notices and information required herein, Operator shall have the option to continue to develop the Contract Acreage by drilling additional wells (hereinafter “Continuous Option Test Well(s)”). Operator shall have an option for a period of one hundred twenty (120) days for vertical wells and one hundred eighty days (180) for horizontal wells from the date Initial Contract Depth is reached in the first Initial Test Well to commence the actual drilling of a Continuous Option Test Well at a legal location of its choice on any undrilled governmental survey section or portion thereof of the Contract Acreage. Thereafter, Operator shall have a like one hundred twenty (120) days for vertical wells and one hundred eighty days (180) for horizontal wells option from the date Option Contract Depth is reached on each preceding Continuous Option Test Well to commence actual drilling on the succeeding Continuous Option Test Well at a legal location of its choice on any remaining undrilled governmental survey section of the Contract Acreage. Each Continuous Option Test Well shall be drilled diligently, without unnecessary delay, and in a workmanlike manner to a minimum depth of the base of the Niobrara Formation; or at Operators option to a deeper depth (Option Contract Depth) and shall be Completed if a well capable of producing oil or gas in paying quantities, plugged and abandoned if not Completed as a well capable of producing oil or gas in paying quantities, or turned over to Farmor, in accordance with all applicable laws, rules and regulations, and the terms of this Contract. Operator shall advise Farmor in writing of its intention to exercise an option, accompanied by a copy of the surveyor's Plat of Location, at least 60 days prior to commencing actual drilling operations on each Continuous Option Test Well. For purposes of this Contract, the term “Complete(s)”, “Completed” or “Completion” shall mean operations to complete a well as a producer of oil and/or gas, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing.

3.4  Substitute Well: If Operator discontinues drilling the Test Well before reaching Initial Contract Depth or Option Contract Depth, respectively, because of encountering impenetrable substances, heaving shale, excessive salt, mechanical conditions, or because of other conditions out of Operator’s control as a prudent operator, which make further drilling impracticable and which Operator, after a diligent effort, is unable to overcome, Operator shall have the right, but not the obligation, to drill a substitute well at a legal location selected by it in the same quarter section in which the discontinued Test Well was located, provided the actual drilling of said substitute well is commenced not later than thirty (30) days after the abandonment of drilling operations on the discontinued Test Well.

The substitute well shall be drilled in the manner and to the depth specified for the discontinued Test Well, and shall be treated as if it were the Test Well under the terms of this Contract.

3.5 Information to be Provided to Farmor: On and after the date on which actual drilling operations commence, and continuing until Operator has (i) Completed the Test Well if capable of production in paying quantities, (ii) plugged and abandoned it if a dry hole, or (iii) turned over operations thereon to Farmor pursuant to this Contract, Operator shall furnish to Farmor daily reports as to the progress of drilling, as well as all other information required to be furnished to Farmor relative to the drilling of the applicable Test Well.

3.6 Completion of Test Wells: If Operator determines that the Test Well is capable of producing oil or gas in paying quantities, Operator, at its expense, shall run a production string and diligently attempt to Complete the well as a producer and, if successful, shall at its expense equip such well for production through and including the tank batteries if an oil well, or separator if a gas well. For purposes of this Contract, the term “paying quantities” means quantities sufficient to pay the cost of overhead, plus a reasonable profit, exclusive of drilling and Completion costs.

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3.7  Plugging and Abandonment of Test Wells: If Operator determines that the Test Well is not capable of producing oil or gas in paying quantities and that, therefore, the well should be plugged and abandoned, Operator shall promptly notify Farmor by telephone of such determination, with such notice to be immediately followed by written notice. Should Farmor agree with this determination (and a failure to respond in the manner and time indicated below shall constitute agreement), Operator shall proceed at its cost and expense to plug and abandon the Test Well in accordance with applicable state laws, rules and regulations, and shall level the ground around the location and clear and clean the premises to the satisfaction of the surface owners and surface lessees.

3.8  Settlement of Surface Damages: Unless otherwise required by law, Operator agrees to secure and furnish written evidence of settlement for surface damages within thirty (30) days of the Completion or abandonment of a Test Well. If Operator fails to furnish written settlement with the surface owner within the prescribed time, Farmor shall have the right, but not the obligation, to secure such settlement at Operator's expense.

3.9  Farmor’s Right to Take Over Option Test Wells: Should Farmor disagree with the determination to plug and abandon the Test Well, it shall have seventy two (72) hours following (1) the receipt of telephone notice, or (2) the receipt by Farmor of all logs and other geological information required herein during the drilling of the applicable well, whichever last occurs, to advise Operator by telephone of its decision to take over operations on the well. In the event Farmor timely elects to take over the Test Well pursuant to this Section 3.9 while Operator’s rig is on location, Farmor, at its option, shall have the right to request Operator to temporarily abandon the well at Operator's sole cost and expense. Subject to the immediately preceding sentence, if Farmor elects to take over operations, then all further operations on the well, including, if indicated, plugging and abandonment, shall be conducted entirely by Farmor at its sole cost and expense. For purposes of this Section 3.9 only, Test Well shall mean a well drilled on the Contract Acreage or including portions of the Contract Acreage within the spacing unit for the Test Well. It being agreed and understood that Farmor shall have no right to take over a Test Well that is not located on the Contract Acreage or does not include Contract Acreage within the spacing unit for the Test Well. If Farmor elects to take over a Test Well for further operations in formations covered by this Contract, Operator shall be deemed to have relinquished and transferred back to Farmor, free of any overriding royalty, production payment, net profits interest, or other burden upon production, or other encumbrance of any kind created by Operator, all of the right, title and interest which Operator acquired or has a right to acquire from Farmor under this Contract with respect to such Test Well, together with (i) the material and equipment used or acquired in connection with the applicable Test Well which Farmor retains for conducting operations hereunder, and (ii) Contract Acreage, as applicable. Thereafter, Operator shall have no further interest or right to acquire an interest in the Contract Acreage, as applicable, from Farmor; provided further, that for the purpose of determining Operator’s rights as to any remaining lands subject to this Contract, the well shall be considered to have been plugged and abandoned as a dry hole by Operator on the date Farmor elects to take over operations on the applicable Test Well. If Farmor elects to take over operations on a Test Well as above provided, it shall reimburse Operator for the reasonable salvage value of all material and equipment in the well or used or acquired in connection with the well which are retained by Farmor hereunder, and which would have been recoverable by Operator, less estimated costs of salvaging and less estimated costs of plugging and abandoning the well.

4.  TITLES: The rights granted Operator under this Contract are granted without warranty and without covenants of title, including, without limitation, covenants to give possession or for quiet enjoyment. Upon request, Farmor shall furnish to Operator, at Operator’s cost, such abstracts or copies of the instruments constituting its record title to the Oil and Gas Estate or other evidence of title as it has in its files, but there shall be no obligation on the part of Farmor to purchase new or supplemental abstracts or to do any curative work in connection with title to the Contract Acreage. Operator shall furnish to Farmor, without cost to Farmor, copies of all title opinions and curative material obtained by Operator covering the Contract Acreage.

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5.	EARNING; OIL AND GAS LEASE(S):

5.1 Initial Test Well: If Operator fails to drill the Initial Test Well or any successive Initial Test Well or fails to drill any Initial Test Well to Initial Contract Depth, or to furnish the notices and other information required herein, all in the manner and time herein provided, then Operator shall be deemed to have forever relinquished its right to acquire any interest in the Contract Acreage from that point forward.

If Operator (i) drills an Initial Test Well or Continuous Option Test Well capable of production in paying quantities to Initial Contract Depth or Option Contract Depth, respectively, (ii) Completes it as a producer, (iii) submits evidence thereof, and (iv) otherwise complies with and performs all other terms, covenants, and conditions hereof, all in the manner and time herein provided, then Operator shall earn and be entitled to receive from Farmor, a Lease (as hereafter defined), effective 30 days from the date of the release of the rotary rig from the Test Well covering all of Farmor's Oil and Gas Estate in the respective drillsite Section limited to those depths and formations lying between the surface of the earth and 100 feet below the total depth drilled (the “Earned Depth”). The Lease earned by Operator shall (i) be for a primary term of three (3) years; (ii) provide for a lessor's royalty of twenty percent (20%), proportionately reduced in accordance with the interest leased (“Royalty”); (iii) be without warranty of title; (iv) be subject to any gas sales, purchase, transportation or gathering contracts affecting the leased lands on the date of this Contract; and (v) be substantially in the form of lease attached hereto as Exhibit "B" (the “Lease”). Anything to the contrary hereinabove notwithstanding, it is understood that Operator must request such Lease in writing within sixty (60) days from the date the Operator Completes said Test Well, time being of the essence in this Contract, or Operator shall have waived its rights to such Lease and this Contract shall, at Farmor's option, terminate. If Operator earns a Lease as provided herein, the rights and obligations between the parties as to the interest earned under the Lease shall thereafter be governed by the terms of the Lease.

6.  COST OF TEST WELLS: Except as may otherwise herein be provided, the drilling of any Test Well, or its substitute, its plugging and abandonment if a dry hole, its Completion and equipping for production if a producer, its production, its operation, and the cleaning, site clearance and restoration of each well site (including the removal of any structures constructed or used by Operator for drilling or other operations hereunder), shall be performed at Operator’s sole cost and expense. Upon Completion or abandonment and prior to receiving a Lease hereunder, Operator upon written request of Farmor, shall furnish evidence satisfactory to Farmor that all bills required to be borne by Operator in connection with any applicable Test Well have been paid. Operator shall not permit any liens to attach to the Contract Acreage.

7.  GEOLOGICAL REQUIREMENTS: The provisions of Exhibit "C", attached hereto and incorporated herein, shall apply to the drilling of all Test Wells drilled on the Contract Acreage or within a spaced, unitized, or pooled area which contains the Contract Acreage or any portion thereof.

8.	Indemnity:

(a)	Definitions –

“Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment), damages (including damages to property that result from pollution as well as the damages that result from the control, removal, restoration and cleanup of pollution or contamination), liabilities (including, but not limited to, plugging liability), losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect and consequential damages, but excluding those for punitive and exemplary damages), obligations, costs, judgments, interest and awards (including payment of reasonable attorneys' fees and costs of litigation) or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings or otherwise, or conditions in the premises of or attributable to any person or persons, Farmor or any member of Farmor Indemnitees, Operator or any member of Operator Group, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by Farmor Indemnitees) arising out of, or incident to or in connection with this Contract or any operation, activity, facility or occupancy of the Contract Acreage or lands pooled therewith including, but not limited to, the following: (A) any activity conducted in connection with this Contract, whether or not expressly or impliedly authorized or required by this Contract; (B) plugging and abandonment of producing wells, non-producing wells, existing wellbores, or previously plugged wellbores; (C) management, use, and disposal of produced water and wastes or substances associated with oil and gas activity; (D) the generation, management, processing, handling, transportation, storage, treatment, recycling, marketing, use, disposal, release, or threatened release, of oil, natural gas, natural gas liquids, all other petroleum substances, any waste, or any “Hazardous Substance” or “Pollutant or Contaminant” as those terms or terms substantially similar are defined in applicable laws, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), as the same now exists or may be hereafter amended; (E) any failure by Operator to comply with an express or implied obligation created by this Contract; and (F) violation of any law or regulation.

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(i)                               “Operator Group” means Operator, its affiliate companies, Operator’s joint owners, partners, contractors and subcontractors, and each of their respective officers, directors, agents, representatives, employees and insurers.

(ii)                             "Farmor Indemnitees" means Farmor, its affiliate companies, Farmor’s joint owners, partners, contractors and subcontractors, and each of their respective officers, directors, agents, representatives, employees and insurers.

(iii)                            The term “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS, OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF FARMOR INDEMNITEES, OPERATOR GROUP, INVITEES, AND/OR THIRD PARTIES, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, WHETHER PATENT OR LATENT, OF THE PREMISES OF FARMOR INDEMNITEES, OPERATOR GROUP, INVITEES AND/OR THIRD PARTIES.

(b)                 Notwithstanding anything to the contrary in the other provisions of this Contract, Operator agrees to be responsible for and assume all liability for and hereby agrees to defend, release, indemnify and hold harmless Farmor Indemnitees against any and all Claims arising in connection with: (i) bodily injury and/or death of ANY MEMBER OF OPERATOR GROUP AND THEIR INVITEES; and (ii) damage to property of ANY MEMBER OF Operator group AND THEIR INVITEES; AND (iII) SURFACE DAMAGES; AND (IV) ENVIRONMENTAL LIABILITIES, REGARDLESS OF FAULT. OPERATOR ACKNOWLEDGES THAT THIS STATEMENT IS CONSPICUOUS.

(c)                 Furthermore, and in addition to the indemnity obligations outlined above in this Section 8, Operator agrees to be responsible for and assume all liability for and hereby agrees to defend, release, indemnify, and hold harmless Farmor Indemnitees from and against any and all Claims of any person or entity directly or indirectly arising out of or related to Operator Group’s acts or omissions. The indemnity obligations set forth in this Section shall include any medical, compensation, or other benefits paid by Farmor or any member of Farmor Indemnitees and shall apply even if the employee is determined to be the borrowed or statutory employee of Farmor or any other member of Farmor Indemnitees.

(d)                 In support of the indemnity obligations contained above, Operator agrees to provide coverage and amounts of liability insurance, which in no event shall be less than the minimum set out in Section 9 herein. It is agreed that with respect to any statutory limitations now or hereafter in effect and affecting the validity or enforceability of this indemnification provision, such statutory limitations are made a part of this indemnification provision with respect to work performed and operations conducted in the state in which such statute applies, and shall operate to amend this indemnification provision to the minimum extent necessary to bring this provision into conformity with the requirements of such statute, and as so modified, this provision shall continue in full force and effect.

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(e)                 In the event Operator fails to furnish a defense and indemnity as provided for herein or in the event Operator breaches an obligation in this Contract, Farmor shall be entitled to receive from the Operator, in addition to its attorneys' fees, costs, expenses and any amounts paid in judgment or settlement, all costs, expenses, and attorneys' fees incurred in the enforcement of this Contract, including specifically, but not limited to, Claims for contractual indemnity and insurance coverage.

(f)                  Operator’s obligations created by this Section 8 shall continue and remain in effect and are enforceable by Farmor even after this Contract terminates or otherwise ceases to burden the Contract Acreage.

(g)                 Should Operator earn a Lease and/or Second Lease pursuant to the terms of this Contract, the indemnity obligations related to such leased interests shall be governed by the Lease and/or Second Lease.

9.	INSURANCE. Operator shall carry or cause the placement of the following insurance in the indicated amounts:

(a)	Workmen’s Compensation Insurance, in compliance with the Workmen’s Compensation laws of the state in which operations hereunder are conducted.

(b)	Employer’s Liability Insurance with limits of not less than $1,000,000 per person, covering all employees engaged in the performance of work in the state having jurisdiction over each employee.

(c)	General Liability Insurance, including contractual liability, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage.

(d)	Automobile Insurance, including hired and non-owned vehicles, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage.

(e)	Liability Umbrella Insurance: (excess of underlying insurance coverage mentioned above) with a combined limit per occurrence coverage of not less than $20,000,000.

(f)	Well Control Insurance: Including underground blowout, seepage and pollution, with a combined single limit per occurrence coverage of not less than $25,000,000.

(g)	To the extent of the liabilities assumed by Operator herein, all of the above insurance shall be endorsed to provide that:

(i)	Operator’s insurers waive their right of subrogation (equitable or by assignment, express or implied, loan receipt or otherwise) against Farmor Indemnitees.

(ii)	Operator’s insurers name Farmor Indemnitees as additional insures (except for Worker’s Compensation and Property Insurance).

(iii)	Such insurance coverage is primary over any insurance coverage maintained by Farmor Indemnitees.

At the inception of drilling operations under this Contract, annually thereafter, and whenever requested, Operator shall furnish insurance certificates to evidence the insurance required herein. Operator’s insurance shall be carried with insurance companies satisfactory to Farmor and shall contain endorsements stating that insurer will give thirty (30) days’ written notice to Farmor of non-renewal, cancellation, substantial amendment or alteration of such coverage. All deductible amounts, premiums, franchise amounts or other charges due with respect to Operator’s required insurance herein shall be the sole obligation of Operator. Maintaining the prescribed insurance shall not relieve Operator of any other obligation under this Contract.

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Operator will endeavor to have each contractor and subcontractor to carry and maintain insurance at its own expense in amounts deemed necessary to cover the risks inherent to the work or services to be performed by the contractor or subcontractor. Every such insurance policy shall contain a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against Farmor Indemnitees. Farmor Indemnitees shall also be named as additional insured in each such policy. Such insurance shall be primary over any insurance maintained by Farmor Indemnitees.

10. FINANCIAL RESPONSIBILITY: If Farmor has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by Operator (including, without limitation, the occurrence of a material change in the creditworthiness of Operator or its Guarantor, if applicable), Farmor may demand Adequate Assurance of Performance. "Adequate Assurance of Performance" shall mean sufficient security in the form, amount, for a term, and from an issuer, all as reasonably acceptable to Operator, including, but not limited to cash, a standby irrevocable letter of credit, a prepayment, or a guaranty. Operator hereby grants to Farmor a continuing first priority security interest in, lien on, and right of setoff against all Adequate Assurance of Performance in the form of cash transferred by Operator to Farmor pursuant to this Section. Upon the return by Farmor to Operator of such Adequate Assurance of Performance, the security interest and lien granted hereunder on that Adequate Assurance of Performance shall be released automatically and, to the extent possible, without any further action by either party.

11. BONDS: As of the date first written above, and prior to commencing each Test Well, Farmor shall reserve the option to request that Operator provide a bond in the amount of $50,000 for the Farmout Lands and the Farmout Option Lands, as applicable, to ensure timely and proper performance of Operator’s obligations hereunder and/or at law for abandonment of wells(s) and restoration of the Farmout Lands and the Farmout Option Lands, as applicable. Such bond(s) shall be from a surety acceptable to Farmor and in the form of blanket surety bond attached hereto as Exhibit “D”. Upon completion of any well contemplated hereunder, and after the drillsite has been satisfactorily reclaimed and approved by Farmor, Operator may request release of the bond covering said well.

12.  LAWS AND REGULATIONS: Operator shall comply with and conduct its operations hereunder in accordance with all applicable laws, ordinances, rules, regulations, and orders of all governmental authorities having jurisdiction thereof, and Operator shall further do all things reasonable and necessary to satisfy any and all governmental permitting or regulatory requirements to conduct Operator’s operations under this Contract.

13.	ADDITIONAL PROVISIONS:

13.1  Rights Reserved By Farmor: With respect to any Lease earned or to be earned hereunder, Farmor reserves all rights, horizons, strata and formations which are not affected by this Contract, including, but not limited to, the right to the concurrent use of the Drillsite Tract for each Test Well and all other wells drilled pursuant to this Contract, and the surface and the right to drill through the covered interval.

13.2  Accrued Obligations: It is understood that no release, surrender, abandonment, reversion, assignment or reassignment shall relieve Operator of any obligations or liability theretofore incurred by Operator or accrued against Operator or from any liability to Farmor because of any breach of any covenant of this Contract.

13.3  Well Classification: The determination of whether a well is an oil well or a gas well shall be based upon the classification given to such well by the Colorado Oil and Gas Conservation Commission.

13.4  SUBSEQUENTLY-CREATED INTERESTS: Farmor's rights of reverter under this Contract shall at all times be superior to all liens, claims, and encumbrances, and all overriding royalties, production payments, net profit obligations, carried working interests, and other payments out of or with respect to production, or any other obligations created, assigned, or incurred by Operator, and any interest which reverts to Farmor pursuant to this Contract shall revert to Farmor free and clear of any such lien, encumbrance, debt, claim, overriding royalty, or other production payment burden, or other obligation.

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13.5  RIGHTS OF FARMOR: The rights and obligations of each party comprising the “Farmor” herein shall be several and not joint or collective, as fully as if each Farmor had entered into a separate Farmout Contract with Operator covering each of their respective proportionate interests in the Contract Acreage. Accordingly, each Farmor shall have the right to individually make each of the elections granted to Farmor hereunder. Notwithstanding the foregoing, if any Farmor does not elect to exercise a right granted to Farmor hereunder, then each of the other Farmors may proportionately exercise such rights of that Farmor.

13.6  NOTICES: Except as herein otherwise expressly provided, any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given only when received by the party to whom the same is directed as follows:

Anadarko E&P Company LP

Anadarko Land Corp.

Street Address:

Attn: Land Manager

1099 18th Street, Suite 1800

Denver, Colorado 80202-1918

Mailing Address:

P.O. Box 173779

Denver, Colorado 80217-3779

Armada Oil, Inc.

Attn: James J. Cerna, Jr.

10777 Westheimer Road, Suite 1100

Houston, TX 77042

Each party may change its address or telephone number for any or all purposes by notifying the other party of such change in writing. All notices which are required or may be given pursuant to this Contract shall be sufficient in all respects if given in writing and delivered personally, by fax or by registered or certified mail, postage prepaid.

13.7  RELATION OF PARTIES: It is not the purpose or intention of this Contract to create any partnership, mining partnership, or association, and neither this Contract (including any exhibit attached to this Contract) nor the operations hereunder shall be construed or considered as creating any such legal relationship. The liabilities of the parties shall be several and not joint or collective. Furthermore, nothing in this Contract shall be construed as providing directly or indirectly for any joint or cooperative refining or marketing or sale of any party's interest in oil and gas or the products therefrom.

13.8  ANADARKO LANDS PROVISIONS: The provisions of Exhibit "E ", attached hereto and incorporated herein, shall be applicable to this Contract and shall apply to the drilling of any well drilled on the Contract Acreage, or on lands pooled, unitized or spaced therewith.

13.9  DEFAULT: If Operator fails to comply with any of the provisions of this Contract, Farmor, at its option, may terminate this Contract and be released from all subsequent obligations hereunder; provided, that in so doing Farmor shall not waive or otherwise be precluded from exercising any other rights or remedies, at law or in equity, which it may have for the breach of the Contract by Operator or for Operator's failure to perform the Contract in whole or in part.

13.10  EFFECT OF AGREEMENT: The terms, covenants, and conditions of this Contract shall be binding upon and shall inure to the benefit of Farmor and Operator as well as their respective successors and assigns; and said terms, covenants, and conditions shall be covenants running with the Contract Acreage and with each transfer of said Contract Acreage, or portions thereof.

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13.11  ASSIGNABILITY: This Contract may not be assigned by Operator, in whole or in part, without the prior written consent of Farmor, which consent shall not be unreasonably withheld. Any attempted assignment by Operator of the rights arising under this Contract without such consent shall be void and of no effect.

13.12  MEDIA/NEWS RELEASES: No party hereto shall, at any time, issue to the press or other media any news release, or distribute any information or photographs, concerning the Contract Area, without the prior approval of all of the other parties hereto. When all of the parties have reviewed such material and all parties have approved the issuance of the material, the party desiring such release shall have the principal responsibility for its issuance. The only other exception to the foregoing shall be that in the event of any emergency involving extensive property damage, operations failure, loss of human life or other clear emergency, the party designated as Operator hereunder is authorized to furnish such minimum, strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities, if time does not permit obtaining prior approval by the other parties. Said Operator shall thereupon promptly advise parties of the information so furnished.

13.13  MERGER INTEGRATION AND AMENDMENT: This writing is intended by the parties as a complete and final statement of the agreement, and supersedes and replaces any prior oral or written statements or agreements. This Contract shall not be amended or modified except by an instrument in writing duly executed by the parties hereto or their respective assigns.

13.14  HEADINGS: The article and section headings in this Contract are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Contract or any provision hereof.

13.15  SEVERABILITY: Every provision of this Contract is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Contract.

13.16  COUNTERPART EXECUTION: This Contract may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

13.17  GOVERNING LAW: This Contract shall be governed by and construed in accordance with the laws of the State of Colorado.

13.18  TERMINATION: At Farmor's option, this Contract shall be void unless a fully executed copy is received by Farmor within thirty (30) days from the date of execution by Farmor. Farmor's offer to contract made herein may be terminated by written notice at any time prior to Farmor's receipt of Operator's acceptance.

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IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

ANADARKO E & P COMPANY LP

By: ____________________________

John S. Jordan

Its: Agent and Attorney-in-Fact

Date of Execution: ________________

ANADARKO LAND CORP.

By: ____________________________

John S. Jordan

Its: Agent and Attorney-in-Fact

Date of Execution: ________________

ARMADA OIL, INC.

By: ____________________________

Name: James J. Cerna, Jr.

Its: CEO

Date of Execution: ________________

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